As filed with the Securities and Exchange Commission on February 9, 2009

Registration No. 333-139931

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUGET ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation or organization)

91-1969407

(I.R.S. Employer Identification Number)

10885 N.E. 4th Street, Suite 1200

Bellevue, Washington 98004

(425) 454-6363

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JENNIFER L. O’CONNOR

Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary

Puget Energy, Inc.

10885 N.E. 4th Street, Suite 1200

Bellevue, Washington 98004

(425) 454-6363

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101-3099

(206) 359-8000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On January 11, 2007, Puget Energy, Inc., a Washington corporation (“Puget Energy”), filed a registration statement on Form S-3 (Registration No. 333-139931) (the “Registration Statement”) with the Securities and Exchange Commission, which registered 6,833,139 shares of common stock of Puget Energy, par value $.01 per share (the “Common Stock”), together with associated preferred share purchase rights, that may be offered in connection with Puget Energy’s Amended and Restated Stock Purchase and Dividend Reinvestment Plan.

On February 6, 2009, pursuant to the terms of the Agreement and Plan of Merger, dated October 25, 2007, by and among Puget Energy, Padua Holdings LLC (now Puget Holdings LLC), a Delaware limited liability company (the “Parent”), Padua Intermediate Holdings Inc. (now Puget Intermediate Holdings Inc.), a Washington corporation and a wholly owned subsidiary of the Parent (“Puget Intermediate”), and Padua Merger Sub Inc. (now Puget Merger Sub Inc.), a Washington corporation and a wholly owned subsidiary of Puget Intermediate (the “Merger Sub”), Merger Sub merged with and into Puget Energy, with Puget Energy as the surviving corporation (the “Merger”).

As a result of the Merger, each outstanding share of Common Stock was cancelled and converted into the right to receive $30.00 in cash, without interest thereon and less any applicable withholding taxes (other than any shares owned by the Parent and its subsidiaries and shares for which dissenters’ rights have been properly exercised under Washington law).

As a result of the Merger, Puget Energy has terminated all offerings of its securities under existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, Puget Energy is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister and remove all the shares of Common Stock registered under the Registration Statement which remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on February 9, 2009.

PUGET ENERGY, INC.

By:	/s/ Stephen P. Reynolds
Name:	Stephen P. Reynolds
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated below on February 9, 2009.

Signature	Title

/s/ Stephen P. Reynolds Stephen P. Reynolds	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Eric M. Markell Eric M. Markell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* James W. Eldredge	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

* William S. Ayer	Director

/s/ Graeme Bevans Graeme Bevans	Director

/s/ Andrew Chapman Andrew Chapman	Director

/s/ Alan W. James Alan W. James	Director

/s/ Alan Kadic Alan Kadic	Director

/s/ Christopher J. Leslie Christopher J. Leslie	Director

/s/ William R. McKenzie William R. McKenzie	Director

/s/ Lincoln Webb Lincoln Webb	Director

/s/ Mark Wong Mark Wong	Director

*By:	/s/ Stephen P. Reynolds
Stephen P. Reynolds Attorney-in-Fact